Exhibit 10(45)

CNA Plaza Chicago IL 60685—0001
February 8, 2010
Douglas Hinkle
1990 Carriage Hill Rd.
Lisle, IL 60532
Dear Doug,
We are pleased to offer you a special bonus. Provided that you are employed by the Company on the date each installment of the bonus is to be paid, the special bonus of $250,000, less applicable withholding taxes, will be paid in four installments as follows: the first payment, $50,000, will be paid to you on or about April 15, 2010; the second payment, $50,000 will be paid on or about April 15, 2011; the third payment, $50,000 will be paid to you on or about April 15, 2012; the fourth payment, $100,000 will be paid to you on or about April 15, 2013. Except as otherwise provided in paragraph 1 below, no bonus payment will be made in the event that you are not employed by the Company on each bonus payment date. By entering into and accepting this agreement, you agree (a) to continue to be bound by and comply with all of the covenants, as outlined in the letter agreement between you and the Company dated April 17, 2006 (the “Covenants”) and (b) to comply with the terms and conditions contained in this agreement and the attachments hereto (which are incorporated into this agreement by reference). If your employment with the Company should end, the special bonus shall be handled as follows:
1.	If the Company terminates you for Convenience, it will pay you the unpaid portion of the special bonus within 30 days following the termination. You will need to execute a General Release and Settlement Agreement as provided by the Company in order to receive this unpaid portion.

2.	If the Company terminates you for Cause or Performance, it will not pay you any portion of the special bonus remaining unpaid at the time of termination.

3.	If you decide to terminate your employment with the Company, the Company will not pay you any portion of the special bonuses remaining unpaid at the time of termination, and you agree to repay, within 30 days of your termination, any special bonus amounts paid to you during the twelve months immediately preceding your termination date. If repayment of the special bonus or any portion thereof occurs within the same calendar year in which you were paid the special bonus, you will be responsible for repaying the net payment amount (i.e. gross payment less taxes). If repayment of the special bonus or any portion thereof occurs after the end of the calendar year in which you were paid the special bonus, you will be responsible for repaying the gross payment amount.
In all events, regardless of the reason for termination, whether you must repay any portion of the special bonus, or whether you have any dispute with the Company, you agree to remain obligated under the Covenants and conditions in this agreement and in the attachments hereto. In the event you breach any provision of this agreement, you acknowledge that the Company
Initials: CNA Surety: JW

Employee: DH

shall not be limited in the relief it may obtain for such breach to recovery of any special bonus paid to you, but that the Company shall also have the right to seek any other relief that might be available to the Company including, but not limited to, injunctive relief.
This agreement is highly confidential and by accepting this agreement, you agree not to disclose to or discuss this agreement or any other matter related to the special bonus with any former or current CNA Surety employee other than your manager or a human resources representative.
All other terms and conditions of your employment with the Company remain in effect, including your obligation to comply with the Company’s policies and procedures (except that this agreement prevails to the extent of any inconsistencies with those policies and procedures). Neither this agreement nor any other Company procedures and communications are a promise or guarantee of future or continued employment. Nothing in this agreement affects your right (and the Company’s right) to end the employment relationship at any time and for any reason.
Agreed:

/s/ Douglas W. Hinkle	2/8/2010

Date

CNA Surety Corporation

/s/ John Welch	2/8/2010

Title: President and CEO	Date
Response period: You will have up to 30-days from the date of this agreement to sign and accept the terms of this offer.

Attachments:	Attachment A — Definitions
CNA Surety Human Resources Policy Handbook — provided under separate cover
Initials: CNA Surety: JW
Employee: DH

Attachment A
DEFINITIONS
Cause — means termination of your employment if in the judgment of the Company’s Chief Executive Officer you
i)	breach this agreement or any other written agreement between you and the Company;

ii)	take any action or fail to act in any manner that constitutes misconduct, willful malfeasance or gross negligence, or involves fraudulent, dishonest, or unethical conduct with respect to your work for the Company;

iii)	violate any law or regulation applicable to your work for the Company, or you violate in any material respect any written policy or procedure of the Company; or

iv)	engage in conduct that results in adverse publicity or harm to the business or reputation of the Company.
Company — means CNA Surety Corporation, its parent entities, subsidiaries or affiliates.
Convenience — means termination of your employment for a reason other than death, disability, Cause or Performance.
Performance — means your performance is “Does Not Meet Expectations”, or equivalent, as determined by your management at any time during a performance period.
Initials: CNA Surety: JW

Employee: DH

Enforcement —
You agree that your obligations to the Company in this agreement are necessary to protect its legitimate business interests, are reasonable in scope and duration, and will not cause you a financial hardship or prevent you from pursuing employment opportunities in the property-casualty insurance industry.
You agree that the letter agreement, the covenants, this Attachment A and the CNA Surety Human Resources Policy Handbook shall be governed by and interpreted in accordance with Illinois law (without regard to its conflict of law rules). In the event of any action against you to enforce the terms of the letter agreement or its attachments, you consent to the jurisdiction of the Illinois federal and state courts.
In this agreement, “person” means both individuals, entities, organizations and groups; and the terms “including” means “including without limitation.” If this agreement prohibits you from taking an action, you may not take the action directly or indirectly, or alone or in concert or association with others.
If a court with proper jurisdiction determines that any provision of the letter agreement, this Attachment A or the CNA Surety Human Resources Policy Handbook is unreasonably broad or otherwise unenforceable, the court may modify such provision as necessary to be enforceable, and the provision shall be enforced as modified. If a court refuses, however, to enforce a provision either as drafted or modified, then that provision will be disregarded and all of the remaining provisions of this agreement will still be enforced.
Application of Code §409A —
It is the understanding and intention of the Company that the special bonus to be paid to you pursuant to the letter agreement are exempt from the rules applicable to deferred compensation under §409A of the Internal Revenue Code as short-term deferrals, and to the maximum extent possible the letter agreement shall be interpreted and administered in accordance with that understanding, or in accordance with §409A to the extent it is determined that any payment is subject to §409A. However, the Company does not guaranty that such payments will not be subject to §409A, and in no event will the Company have any liability for payment of any penalty that may be imposed on you under §409A.
Entire Agreement —
This agreement (which includes the letter agreement, the covenants, this Attachment A, and the CNA Surety Human Resources Policy and Handbook) is the exclusive statement of the agreement between the Company and you regarding the subjects covered by this agreement. In entering into this agreement, you agree that you have not relied on any representation, inducement or agreement made by the Company or anyone acting on the Company’s behalf that is not fully and expressly set out in this agreement.
No waiver or modification of any provision of this agreement or any rights or obligations of you or the Company will be effective unless made in writing and signed by all parties to this agreement
Initials: CNA Surety: JW

Employee: DH